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                          Conectiv Communications, Inc.

                                     B.10.4

                      Restated Certificate of Incorporation
                                 dated May 2001
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RESTATED
CERTIFICATE OF INCORPORATION
OF
CONECTIV COMMUNICATIONS, INC.

A. The present name of the corporation is Conectiv Communications, Inc. The corporation was incorporated under the name "Delmarva Telecommunications, Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 21, 1996.

B. This Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation's Certificate of Incorporation, as amended, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of this corporation is "Conectiv Communications, Inc." (the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is 800 King Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is Conectiv Resource Partners, Inc. c/o Legal Department.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: (a) Authorized Stock. The Corporation is authorized to issue three classes of stock, designated as "Preferred Stock," "Common Stock," and "Class B Common Stock." The total number of shares which the Corporation shall have authority to issue is 3,000 of which 1,000 shares shall be Preferred Stock, with a par value of $.01 per share, 1,000 shares shall be Common Stock, with a par value of $1.00 per share, and 1,000 shares shall be Class B Common Stock, with a par value of $1.00 per share.

(b) Preferred Stock. The board of directors of the Corporation (the "Board of Directors" or "Board") is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The shares of Preferred Stock may be issued from time to time in one or more series. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion rights and, if so, the terms of such conversion rights;

(5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
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(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) The rights of shares of that series in the event of merger or consolidation of the Corporation; and

(9) Any other relative or participating rights, preferences and limitations of that series.

(c) Common Stock and Class B Common Stock.

      (1) Voting Rights. Each share of Common Stock shall be entitled to one vote per share for the election of directors and on all other matters submitted to the stockholders of the Corporation for a vote. Each share of Class B Common Stock shall be entitled to one-fifth (1/5) vote per share for the election of directors and on all other matters submitted to the stockholders of the Corporation for a vote.

      (2) Dividend Rights. Dividends shall be payable on the shares of Common Stock and the Class B Common Stock only when, as and if declared thereon by the Board of Directors out of assets or funds legally available therefore, subject to the rights of the holders of the Preferred Stock. At the discretion of the Board of Directors, dividends may be declared and paid on shares of Class B Common Stock without the payment of any dividend on the Common Stock. No dividends shall be paid on shares of Common Stock unless the same dividend shall be paid on shares of Class B Common Stock.

      (3) All Other Rights. Except for the voting rights and dividend rights as set forth above, the powers preferences and rights of the Common Stock and the Class B Common Stock shall be identical and the Common Stock and the Class B Common Stock shall rank pari passu with respect to the distribution of assets on any liquidation, dissolution, or winding up of the Corporation.

FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

SIXTH: No director of the Corporation shall be personally liable to the Corporation for monetary damages for breach of fiduciary duty by such director, provided, however, that this Article SIXTH shall not eliminate or limit the liability of a director to the extent provided by law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SEVENTH: Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its
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present form or as hereafter amended are granted subject to the rights reserved in this article.

IN WITNESS WHEREOF, Conectiv Communications, Inc. has caused this Restated Certificate of Incorporation to be executed by ______________, its ___________, as of the day of May, 2001.

                          Conectiv Communications, Inc.

By:
Name:
Title:
467849v4

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